EXHIBIT 11


                           IPI, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (In Thousands, Except Per Share Amounts)

                                                    Three Months Ended   Nine Months Ended
                                                        August 31,          August 31,
                                                    ------------------   ----------------
                                                      1998      1997      1998      1997
                                                     ------    ------    ------    ------
Net Income                                           $  554    $  470    $1,499    $1,239

Weighted average number of issued shares
     outstanding                                      4,734     4,734     4,734     4,734

Shares used in computation of basic earnings
     per common stock                                 4,734     4,734     4,734     4,734
                                                     ======    ======    ======    ======

Dilutive effect of outstanding stock options and
     stock warrants after application of treasury
     stock method                                        24         0        12         0
                                                     ------    ------    ------    ------

Common and common equivalent shares
     outstanding-diluted                              4,758     4,734     4,746     4,734
                                                     ======    ======    ======    ======

Basic earnings per common share                      $  .12    $  .10    $  .32    $  .26
                                                     ======    ======    ======    ======

Diluted earnings per common share                    $  .12    $  .10    $  .32    $  .26
                                                     ======    ======    ======    ======


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